Exhibit 1.01

AGREEMENT AND ASSIGNMENT OF CERTAIN
CONTRACTUAL RIGHTS AND BENEFITS

THIS AGREEMENT AND ASSIGNMENT OF CERTAIN CONTRACTUAL RIGHTS AND BENEFITS (“Agreement”) is made and entered into as of this 18th day of March, 2005 by and between Shanghai Offshore Oil Group (HK) Co., Ltd ("Shanghai Oil”), and Largo Vista Group, Ltd, a Nevada corporation, having its principal office at 4570 Campus Drive, Newport Beach, California, CA 92660 (“Largo Vista”). Largo Vista and Shanghai Oil are collectively referred to in this agreement as the "Parties".

The Parties hereby agree as follows:

1. Shanghai Oil agrees to assign the contractual rights to receive payments and benefits of the contract executed on July 22, 2004, between Asiacorp Investment Holding Ltd. and Shanghai Offshore Oil Group (HK) Co., LTD., ("Asiacorp-Shanghai Contract") to Largo Vista. The Asiacorp-Shanghai Contract bears the identification number of MZ07976 (A true and correct copy of the contract, No. MZ02976, and its attachments and/or annexes as mentioned in Article 2 below are attached hereto as "Exhibit A: List of All Documents Signed or to be Signed").

2. Furthermore, Shanghai Oil agrees to assign all rights to receive payments and benefit of all subsequent agreements that it enters and/or will enter with the buyer(s) of fuel oil under the Asiacorp-Shanghai Contract ("Attachments"). All these attachments are undividable part of Asiacorp-Shanghai Contract under which Shanghai Oil will make Largo Vista the 3rd Party Beneficiary. Shanghai Oil will execute its first shipment of the Asiacorp-Shanghai Contract before May 18, 2005.

3. In exchange for and in reliance of Shanghai Oil's promise to assign the rights to receive payments and benefits of Asiacorp-Shanghai Contract and Attachments, Largo Vista will issue 100 million shares of common stock of Largo Vista to beneficiaries according to Shanghai Oil’s written instructions within 20 days after the execution of this agreement. The 100 million shares of common stock will be kept in hands of Largo’s Corporate Secretary and will be released to Shanghai Oil one-third (1/3) per year. Because Shanghai Oil will get Largo’s stocks prior to its execution of its obligation every year, Shanghai Oil promises NOT to sell, transfer, mortgage the shares it gets for that year and agrees further that Largo can take any action to guarantee the execution of such a promise. The arrangement of the release of the shares is as follows:

a. First Release:  Largo Vista will release the first (1st) batch of 33,333,333 shares of its common stock to Shanghai Oil and/or its designated beneficiaries no later than 10 days after the execution of this Agreement or no later than 30 days before the first shipment delivery.

b. Second Release:  Largo Vista will release the second (2nd) batch of 33,333,333 shares of its common stock to Shanghai Oil and/or its designated beneficiaries one (1) year after the First Release.

c. Third Release:  Largo Vista will release the third (3rd) batch of 33,333,333 shares of its common stock to Shanghai Oil and/or its designated beneficiaries one (1) year after the Second Release.

4. If Shanghai Oil fails to perform its entire obligations as specified in Asiacorp-Shanghai Contract, No. MZ07976, Attachments and/or this agreement, the shares of common stock of Largo Vista issued and/or released to Shanghai Oil can be cancelled in part or completely to be determined by Largo Vista's management at its discretion. If the failure to perform happens after Shanghai Oil sells or transfers any of the shares, or if Largo fails to get from Shanghai Oil all common shares back due to its failure, then Largo has the right to ask for the compensation and penalty from Shanghai Oil.

5. Shanghai Oil's right as the shareholder of Largo Vista is limited to, and is in proportion to conditionally, its performance under the Asiacorp-Shanghai Contract, No. MZ07976. For example, if Shanghai Oil has performed its obligations under the Asiacorp-Shanghai Contract for 14 months and will continue to perform its entire obligations, then it is entitled as the shareholder of 38,888,888 shares (100 million shares / 36 months * 14 months = 38,888,888) of Largo vista's common Stock. In any case if Shanghai Oil stops executing Asiacorp-Shanghai Contract, Article 4 of this agreement will be applied, and then Shanghai Oil’s right as the shareholder will be adjusted accordingly. Shanghai Oil will have its absolute right representing all its shares only if it completes its entire obligation to fulfill Asiacorp-Shanghai Contract.

6. Both Parties agree that Largo Vista is the exclusive beneficiary of all profits generated from Asiacorp-Shanghai Contract and Attachments. Thus, Largo Vista has the absolute right to direct, decide, enforce and engage the execution of Asiacorp-Shanghai Contract and/or Attachments.

7. Shanghai Oil shall inform and update Largo Vista on a regular basis regarding the status of the transactions under Asiacorp-Shanghai Contract and/or Attachments without any hidden details.

8. Shanghai Oil, and/or its designated subsidiaries, individuals or agents, will be responsible for the execution of Asiacorp-Shanghai Contract logistically, financially and in a timely and open-book manner without any requirement of assistance from Largo Vista. Both Parties agree that Largo Vista bears no financial and legal liabilities that may have arisen before, during and after the execution of this Agreement, Asiacorp-Shanghai Contract, and Attachments.

9. Shanghai Oil agrees to indemnify Largo Vista for, and to hold Largo Vista harmless, from any liability, loss or damage as a result of claims, demands, costs or judgments arising out this agreement, Asiacorp-Shanghai Contract and/or Attachments.

10. Shanghai Oil guarantees that Largo Vista will receive the minimum of $2.00 (USD) profit per metric ton of fuel oil under Asiacorp-Shanghai Contract and/or Attachments. Shanghai Oil agrees to utilize its best effort to maximize the profit margin for each delivery to the buyer(s) of the fuel oil during the execution of Asiacorp-Shanghai Contract and/or Attachments.

11. Largo Vista guarantees that it will execute Article 3 of this agreement in a timely manner and with its best efforts. In case Largo Vista breaks its promise, Shanghai Oil will seek for the compensations from Largo Vista, its board members, executives and major shareholders jointly or separately.

Matters Not Specified in Agreement

Should any matter, which is not specified in this Agreement arise pertaining to the mutual relationship of both Parties, the Parties shall endeavor to reach settlement between themselves.

Language

This agreement is drawn up in the English Language. In the event of any diversion between the English version and its Chinese translation, the English text shall prevail.

Notices

Any notices or other communications between the Parties under this Agreement shall be in the English Language and shall be in writing:

Notice to Shanghai Oil:

Contact Person: Mr. Tang, Xue-jian, Chairman
Address:  35/F Bund Center 222 Yan An Road East
Shanghai China 200002 P.R.C.
Telephone/Mobile phone: 86-21-6335-0755/138-0183-1155
Fax: 86-21-6335-2169
Email: tangxj@soogc.com; lzp@eastday.com

Notice to Largo Vista:

Contact Persons: Mr. Deng, Shan and Mr. Albert Figueroa
Address: 4570 Campus Drive
Newport Beach, CA 92660, USA
Telephone:  USA: 1-949-252-2180
China: 86-27-8672-2173
Fax: 1-949-252-2181/86-27-8673-4579

Applicable Law

This agreement shall be subject to the laws and regulations in force in the State of California, USA, and/or U.S. Federal laws.

Venue and Attornment -Exclusive Jurisdiction

All Dispute, controversies or claims arising out of or in connection with or relation to the contract, including any question regarding the existence of the contract, its validity or termination, shall be submitted to and be subject to the jurisdiction of Courts of California, which shall have exclusive jurisdiction in the event of any dispute thereunder. The parties hereby irrevocably submit and attorn to the exclusive jurisdiction of such courts to finally adjudicate or determine any suit, action or proceedings arising out of or in connection with this Agreement.

Legal Fees

In the event that either party must bring suit or other legal action to enforce the terms of this Agreement, the prevailing party is entitled to be recovered with reasonable legal fees, costs and expenses expended by it.

Final Integration

This Agreement supersedes and cancels any and all previous Agreements between the Parties relating to this Agreement.

This Agreement expresses the complete and final understanding of the Parties with respect thereto and may not be changed in any way except in writing signed by both the parties.

Government Regulations

Shanghai Oil shall not violate applicable laws, rules and regulations either of the Untied States of America or Hong Kong governing the sale, disposition, shipment, export, or import of products pertaining to this Agreement, Asiacorp-Shanghai Contract, and Attachments. And all services performed hereunder shall be in compliance with all applicable laws and regulations of the United States of America and the Territory.

Shanghai Oil shall maintain in effect all licenses, permits and authorizations from all governmental agencies within and outside of Hong Kong necessary to the performance of its obligations under this Agreement, Asiacorp-Shanghai Contract, and Attachments.

Shanghai Oil shall furnish to Largo Vista all information and/or documents required to comply with U.S. laws and regulations with respect to the issuance of common stocks in connection with this Agreement. Any breach of the obligations imposed on the Shanghai Oil by this Article shall be considered a just cause for immediate cancellation of the Agreement by Largo Vista and Largo Vista shall incur no liability for termination hereunder.

WITNESS WHEREOF, both Parties have caused this Agreement to be executed by their duly authorized representatives on the day and year first written above, and each Party shall keep an original copy for the purpose of its records.

Dated on March 18, 2005.

Shanghai Offshore Oil Group Co., Ltd.	Largo Vista Group, Ltd.
By: /s/ Tang, Xue-jian _____________________________ Authorized Officer Name: Tang, Xue-jian _____________________________ Print or Type Title: _Chairman of the Board ____________________________	By: /s/ Deng, Shan _____________________________ Authorized Officer Name: Deng, Shan _____________________________ Print or Type Title: Chairman of the Board ____________________________

Exhibit A: List of All Documents Signed or to be Signed

CONTRACT No MZ07976

22nd July 2004                        Hong Kong

Company « Asiacorp Investment Holdings Ltd », hereinafter referred to as the Seller, on the one part and the company «Shanghai Offshore Oil Group (HK) Co., Ltd.», hereinafter referred to as the Buyer, on the other part, have concluded this Contract about the following:

Subject of a Contract

Seller has sold and Buyer has bought on conditions CIF any China ports, terms according to «INCOTERMS - 2000», the Goods - Mazut M100 in accordance with the Specifications stipulated in an Annex No.1, which is an integral part of this Contract. The Goods under this Contract should be delivered in volume of 30,000 - 5% (Thirty thousand) MT per month during first 3 (Three) months and 200,000 - 5% (Two hundred thousand) MT monthly supply to be repeated for 33 (Thirty Three) consecutive calendar months. The total contractual quantity of the Goods sold and purchased under this Contract is 6,690,000 - 5% (Six Million Six Hundred Ninety thousand) MT within 37 (thirty seven) consecutive calendar months.

1. Contract Price and Value.

1.1.	The price is fixed in USD and is understood CIF any China ports terms according to «INCOTERMS - 2000».
1.2.	Price Mazut M100 will be calculated on a basis of Platt's Singapore quotation for IFO 180 st Fuel oil based on the date of issuing Bill of Lading.
1.3.	The preliminary value of Mazut M100 to be delivered under this Contract and the general value of this Contract is about 1,230,960,000 USD based on the present day market value.
1.4.	The value of monthly shipment for the first 3 months is approximately 5,520,000 USD and afterwards each month will be approximately 36,800,000 USD.

2. Delivery Terms.

2.1.  The delivery of the Goods is to be made in accordance with Delivery schedule - Annex No 2.
2.2	The delivery of the first set of the Goods is carried out within maximum 90 days from the date of signing the present Contract.
2.3	The delivery of next lots of the Goods is to be carried out within 30 (thirty) days upon date of delivery of the previous shipment.
2.4	The discharge terminal arrangements and demurrage details will be define and stipulated by Annex No 3 to this Contract signed by both parties.

3. Payment Terms

3.1.	The payment terms and procedures will be defined and stipulated in details as per Annex No 4 - Payment Terms & Procedures herewith.
3.2.	The payment for first and subsequent set of the Goods, the Buyer makes against presentation by the Seller of the following shipping documents:

-	Invoice - 3 originals;
-	Clean onboard Bill of Lading - 3 originals plus 1 copy;
-
Certificate of quantity, issued by SGS - original plus one copy if required at the loading or destination/discharge port which will be specified by the Buyer before each shipment and the cost will be born by the Seller;

-
The certificate of quality, issued by SGS - original pIus one copy if required at the loading or destinatlon/discharge port which will be specified by the Buyer before each shipment and the cost will be born by the Seller;

-	Quality Certificate of the manufacturing plant,
-
Certificate of quality and quantity issued by the PRC State Surveyor Organization for delivered Goods with specification in accordance with Annex No 1 at the Buyer's cost conducted at the destination port.

All documents should be in English.

4. Rights to the Title

4.1.  The transfer of the Goods from the Seller to the Buyer is made out by transfer Bill of Lading.

5. Force-major

Should any circumstances arise which prevent either of the Parties from the complete or partial fulfillment of their respective obligations under the present Contract such as fire, calamity, war, military affairs of any character, blockade, export or import prohibitions, governmental decrees effecting the execution of agreements or any other circumstances beyond the control of the Parties, the time of execution of stipulated obligations shall be extended for a period equal to that during which such circumstances will last. If the above circumstances shall last for more than six months, each Party shall have the right to refuse any further fulfillment of their obligations under the Contract and in such case neither of the Parties shall be entitled to make a demand upon the other Party for any possible losses. The Party for which it becomes impossible to observe their obligations under the Contract shall immediately notify the other Party of the beginning and the cessation of the circumstances preventing the fulfillment of their obligations. Certificates issued by the respective Chambers of Commerce of the Sellers' or Buyer' country shall be sufficient proof of such circumstances and of the time of their duration.

6. Arbitration

The Seller and the Buyer shall take all measures to settle in an amicable way all disputes and differences which may arise out of in connection with the present Contract. In case the Parties being unable to arrive at an amicable settlement all disputes and differences which may arise out of in connection with the present Contract are to be considered by the Peoples Republic of China Arbitration whose decision shall be final and binding. The sides agree that arbitration shall be conducted in accordance with the international Law.

7. Other conditions

7.1.
In case of violation of the terms of payment indicated in part 3 of the present Contract, the Buyer pays the penalty at a rate of 0, 1 % from the cost of lot for every day of the payment delay but not more than 2%.

7.2.	In case of violation of the terms of delivery of the Goods. indicated in part 2 of the present Contract the Seller pay the penalty at a rate of 2 % from the cost of lot of the Goods.
7.3.	All changes and amendments to the present Contract are valid if they are made in written form and signed by both Parties.
7.4.  This Contract cancels previous agreements concerning the content of this Contract.
7.5.  This Contract will be in force once the main Contract with the all mentioned Annexes signed by both Parties.

8. Address of the parties

The Seller:

Company «Asiacorp Investment Holdings Ltd. »

Official Company Stamp:

For and on behalf of
ASIACORP INVESTMENT HOLDINGS LIMITED

______________________________
Authorized Signature(s)

Correspondent Address:

The Buyer:

Shanghai Offshore Oil Group (HK) Co., Ltd

Official Company Stamp:

______________________________
Authorized Signature(s)

Correspondent Address: Flat B, 117, Golden House, No. 1 Austin Avenue, Tsimshatsui, Kowloon, Hong Kong

SPECIFICATION

For Russian Mazut M100

(GOST 10585-99)

ANNEX No.1

KIN Viscosity @ 100 deg. C (mm2/s)*    max 50, 0

Ash %            max 0, 05

Water % (V/V)          max 1,0

Sulphur % (m/m)         max 1,0

Flash Point, deg. C.        min 110

Specific Energy, MJ/kg       40 530

Carbon Residue % (m/m)       max 20

*Russian standard according to GOST 10585-99 do not require the refinery factory to define at their specification for Mazut M100 the Kin Viscosity at 50 deg. C which actually may be identified as follows - max 100, 00 (mm2/s).

The Seller

For and on behalf of           For and on behalf of
ASIACORP INVESTMENT HOLDINGS LIMITED   Shanghai Offshore Oil Group (HK) Co., Ltd

______________________________      ______________________________
Authorized Signature(s)          Authorized Signature(s)

ANNEX No.2

Delivery Schedule

Shipment	Quantity	Time for Delivery, months
1st	30 000 MT	3 months
2nd	30 000 MT	4th month
3rd	30 000 MT	5th month
4th	200 000 MT	6th month
6th	200 000 MT	7th month
7th	200 000 MT	8th month
8th	200 000 MT	9th month
9th	200 000 MT	10th month
10th	200 000 MT	11th month
11th	200 000 MT	12th month
12th	200 000 MT	13th month
13th	200 000 MT	14th month
14th	200 000 MT	15th month
15th	200 000 MT	16th month
16th	200 000 MT	17th month
17th	200 000 MT	18th month
18th	200 000 MT	19th month
19th	200 000 MT	20th month
20th	200 000 MT	21st month
21st	200 000 MT	22nd month
22nd	200 000 MT	23rd month
23rd	200 000 MT	24th month
24th	200 000 MT	25th month
25th	200 000 MT	25th month
26th	200 000 MT	27th month
27th	200 000 MT	28th month
28th	200 000 MT	29th month
29th	200 000 MT	30th month
30th	200 000 MT	31st month
31st	200 000 MT	32nd month
32nd	200 000 MT	33rd month
33rd	200 000 MT	34th month
34th	200 000 MT	35th month
35th	200 000 MT	36th month
36th	200 000 MT	37th month

The Seller
For and on behalf of           For and on behalf of
ASIACORP INVESTMENT HOLDINGS LIMITED   Shanghai Offshore Oil Group (HK) Co., Ltd
______________________________      ______________________________
Authorized Signature(s)          Authorized Signature(s)

ANNEX 3

DISCHARGE & DEMURRAGE ANNEX

A.	The port of delivery is Shanghai.

B.	Buyer has 120 hours to discharge the Goods, during that period, no charges should be covered by the Buyer. If exceeding 120 hours, the demurrage charges will be at the buyer’s account.

C.	Any demurrage charges arising from any force majeure, such as typhoon, shall not be at buyer’s account.

The Seller
For and on behalf of           For and on behalf of
ASIACORP INVESTMENT HOLDINGS LIMITED   Shanghai Offshore Oil Group (HK) Co., Ltd

______________________________      ______________________________
Authorized Signature(s)          Authorized Signature(s)

ANNEX 4

PAYMENT ANNEX

A.	In normal cases, China Import and Export Goods Inspection Bureau will issue the report after 7-12 working days after the oil tanker arrives at the port. The Buyer will make payment within 7 working days after the report stating the quality to be satisfactory is issued.

B.	The Buyer will, before the delivery, provide the Seller with Shanghai

Offshore Oil Group Co., Ltd’s bank account assurance to assure that

Shanghai Offshore Oil Group Co., Ltd. (Hong Kong) has the ability to make payments.

The Seller
For and on behalf of           For and on behalf of
ASIACORP INVESTMENT HOLDINGS LIMITED   Shanghai Offshore Oil Group (HK) Co., Ltd

______________________________      ______________________________
Authorized Signature(s)          Authorized Signature(s)

Price Discount

Company « Asiacorp Investment Holdings Ltd », hereinafter referred to as the Seller, on the one part and the company «Shanghai Offshore Oil Group (HK) Co., Ltd.», hereinafter referred to as the Buyer, on the other part, have concluded this Attachment to the Contract No MZ07976 about the following:
Price Mazut M100 will be calculated on a basis of Platt’s Singapore quotation for IFO 180 c/St Fuel oil minus 18 US dollars per MT.

This attachment is the integral part of the Contract No MZ07976

The Seller
For and on behalf of           For and on behalf of
ASIACORP INVESTMENT HOLDINGS LIMITED   Shanghai Offshore Oil Group (HK) Co., Ltd

______________________________      ______________________________
Authorized Signature(s)          Authorized Signature(s)

Special Conditions to Contract No MZ07976.

1.
The contacted quantity of 30 000 MT (Thirty Thousand Metric tons) per month in accordance with the delivery schedule Annex No 2 for the first 3 (Three) consecutive calendar months considered by the Seller and Buyer as a Trial delivery.

2.
The contracted quantity may varies from 100 000 MT (one Hundred Thousand Metric Tons) to 200 000 MT (Two Hundreds Thousand Metric Tons) per months in accordance with the delivery schedule Annex No 2 starting from 4th month onwards upon the satisfaction of trial period by both Parties.

3.
Buyer will have the option to specify the contracted quantity of monthly delivery in accordance with clause 2 of this Special Conditions provided that a written notice is given to the Seller of at least Forty Five (45) calendar days prior to next month delivery.

The Seller
For and on behalf of           For and on behalf of
ASIACORP INVESTMENT HOLDINGS LIMITED   Shanghai Offshore Oil Group (HK) Co., Ltd

______________________________      ______________________________
Authorized Signature(s)          Authorized Signature(s)